CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 31, 2023, relating to the financial statements and financial highlights of Angel Oak High Yield Opportunities Fund and Angel Oak Total Return Bond Fund, each a series of Angel Oak Funds Trust, for the year ended January 31, 2023, and to the references to our firm under the headings “Other Service Providers” and “Appendix B – Financial Highlights of the Target Funds” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
December 27, 2023